Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 1, 2014, (the “Effective Date”) is made and entered into by and between Neuronetics, Inc., a Delaware corporation (the “Company”), and Christopher Thatcher (the “Executive”).

WHEREAS, the Company desires to employ Executive as the Company’s President and Chief Executive Officer on at at-will basis, and the Executives wishes to enter into such employment with the Company on at-will basis, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement contained herein and intending to be bound hereby, the parties agree as follows:

1. Duration of Agreement. The “Effective Date” of this Agreement shall mean a mutually-agreed date (not later than December 31, 2014) following the Executive’s receipt of notice from the Company that the Company (i) has entered into a convertible subordinated debt financing of at least Ten Million Dollars ($10,000,000) and up to Twenty-Five Million Dollars ($25,000,000) with one or more investors on substantially the same terms and has received initial proceeds of at least Nine Million Dollars ($9,000,000) at a closing to occur in November 2014 and a final closing to occur no later than March 31, 2016 (the “Initial Financing”); and (ii) has executed a binding letter of intent with Oxford Finance LLC (“Oxford”) providing for, among other things, revised terms of affirmative and negative covenants in connection with that certain lending facility, between the Company and Oxford. Unless terminated or amended in writing by the parties, this Agreement will govern the Executive’s continued employment by the Company until that employment ceases in accordance with Section 5 hereof.

Executive’s Initials & Date

2. Position; Duties. The Executive will be employed as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). The Executive shall devote his best efforts and all of his business time and services to the Company and its Affiliates and shall have such duties, scope of authority, and responsibilities as may be customarily incident to his position and as are more fully described in Schedule A hereto. The Company shall use its best efforts to encourage the shareholders of the Company to elect the Executive to be a voting member of the Board at the next election of directors occurring as of the Effective Date and continuing for so long as the Executive remains employed with the Company as its President and Chief Executive Officer; provided that, if so elected, the Executive will serve on the Board without compensation (other than the compensation set forth herein). The Executive shall not, in any capacity, engage in other business activities or perform services for any other Person without the prior written consent of the Company; provided, however, that without such consent, the Executive may engage in charitable or public service, so long as such activities do not interfere with the Executive’s performance of his duties and obligations hereunder. Notwithstanding the foregoing, the Executive may continue to serve on the board of directors of MicroInterventional Devices until such time as the Board determines in good faith that the Executive’s service on such board presents a conflict of interest and/or is interfering with the Executive’s performance of his duties and obligations hereunder.

3. Place of Performance. The Executive will perform his services hereunder at the principal executive offices of the Company in Malvern, Pennsylvania; provided, however, that the Executive may be required to travel from time to time for business purposes.

Executive’s Initials & Date

4. Compensation and Indemnification.

4.1. Base Salary. The Executive’s annual base salary will be $370,000.00 (the “Base Salary”), which shall be paid ratably by the Company to the Executive each month in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary shall be reviewed on an annual basis following the 2015 calendar year and may be increased (but not decreased) by the Board, with any such increase taking effect as of the first day of the applicable calendar year.

4.2. Start Date Bonuses.

4.2.1. The Company shall pay to the Executive a “Start Date Bonus” in cash (less applicable withholding tax) equal to $140,000.00 (less applicable withholding tax) (the “Start Date Bonus”), payable as follows: (i) $80,000 (less applicable withholding tax) within ten (10) business days following the Effective Date (the “First Installment Payment”); and (ii) $60,000 (less applicable withholding tax) on or before August 1, 2015 (the “Second Installment Payment”); provided the Executive remains continuously and actively employed with the Company through each such payment date.

4.2.2. Notwithstanding the foregoing, the Executive shall repay within ninety (90) business days following the applicable employment cessation date: (i) the First Installment Payment if the Executive ceases to be actively employed with the Company prior to the first (1st) anniversary of the Effective Date for any reason other than a termination of employment by the Company without Cause (as defined below) or a resignation by the Executive for Good Reason (as defined below); and (ii) the Second Installment Payment if the Executive ceases to be actively employed with the Company prior to February 1, 2016 for any reason other than a termination of employment by the Company without Cause or a resignation by the Executive for Good Reason.

Executive’s Initials & Date

4.3. Annual Bonuses.

4.3.1. For each full calendar year of his employment hereunder (beginning with the 2015 calendar year), the Executive will be eligible to earn an annual bonus. The target amount of that bonus will be forty percent (40%) of the Executive’s Base Salary for the applicable calendar year (the “Target Bonus”). The actual bonus payable with respect to a particular year will be determined by the Board, based on the achievement of corporate and/or individual performance objectives (the “Performance Objectives”) mutually determined and agreed to by the Board and the Executive. The Performance Objectives for 2015 shall be established on a date no earlier than 90 days and no later than 120 days following the date of this Agreement by the Executive and the Board. Each year during the Executive’s employment, the Performance Objectives for the following year shall be reviewed on a calendar year basis no later than fifteen (15) days prior to the end of such calendar year. Any bonus shall be paid no later than seventy-five (75) days following the end of each calendar year for which the bonus is determined and awarded by the Board.

4.3.2. For purposes of determining any bonus payable to Executive, the measurement of achievement of the Performance Objectives with respect to that particular year will be performed by the Board in good faith. From time to time, the Board may, in its sole discretion, make adjustments to the method of measurement of Performance Goals so that required departures from the Company’s operating budget, changes in accounting principles,

Executive’s Initials & Date

acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such Performance Objectives do not affect the operation of this Section 4.3 in a manner inconsistent with its intended purposes which, for the sake of clarity, is to evaluate and determine Executive’s annual bonus award, (which the parties acknowledge is a significant element of Executive’s annual compensation), in accordance with agreed upon operational Performance Objectives and incent achievement of those Performance Objectives.

4.4. Change in Control Bonus.

4.4.1. In addition to the compensation described in the other paragraphs of this Section 4 and in Section 5, and the Company’s Change In Control Carve Out Plan (the “Carve Out Plan”) upon the first occurrence of a Change in Control, the Company shall pay to the Executive a cash lump sum payment (less applicable withholding tax) equal to forty percent (40%) of his then Base Salary (the “Change in Control Bonus”), provided the Executive remains continuously and actively employed with the Company through the date of such Change in Control. The Change in Control Bonus will be paid to the Executive as soon as administratively feasible following, but in no event later than sixty (60 days) following, the Change in Control.

4.4.2. For purposes of this Agreement, “Change of Control” with respect to the Company, shall have the meaning set forth in the Company’s Change In Control Carve-out Plan, dated July 18, 2014.

Executive’s Initials & Date

4.5. Equity Compensation.

4.5.1. Initial Grant. As soon as practicable after the effective date of this Agreement and subject to Board and all other required approvals, the Company shall grant to the Executive under the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Plan”) a non-qualified stock option to purchase a number of shares of the common stock of the Company equal to 5.15% of the Company’s fully-diluted common stock (excluding the effects of any conversion of the (i) debt issued in connection with the Initial Financing, (ii) the investor convertible subordinated debt issued in January 2014 or (iii) any other convertible debt that is issued prior to the thirty-six (36) month anniversary of the Effective Date) with a per share exercise price equal to the fair market value of the Company’s common stock (as determined by the Board pursuant to the Plan) at the time of grant. The Initial Grant shall be granted pursuant to and governed by the terms of a stock option award agreement in a form provided by the Company at the time of grant; provided, however, that the form shall provide for cashless exercise of the option in an amount sufficient to satisfy the option exercise price. Provided the Executive remains continuously and actively employed with the Company through the applicable vesting date, the Initial Grant will be vested and exercisable with respect to (i) 10% of the underlying common stock as of the Effective Date, (ii) 25% of the underlying common stock on the first (1st) anniversary of the Effective Date, and (iii) the remaining shares of underlying common stock in substantially equal monthly installments over the 36-month period that commences on the first (1st) anniversary of the Effective Date. Notwithstanding the foregoing, the Initial Grant shall be fully vested and exercisable immediately prior to, but contingent upon, the occurrence of a Change in Control (as defined above), provided the Executive remains continuously and actively employed with the Company through the date of such Change in Control.

Executive’s Initials & Date

4.5.2. Additional Grant(s). As soon as practicable after the closing of one or more issuances of equity in bona fide equity financings by the Company that are closed subsequent to the Initial Financing and prior to the thirty-six (36) month period after the Effective Date (the “Additional Financing”), the Company shall grant to the Executive a nonqualified stock option to purchase a number of shares of the Company’s common stock sufficient to cause the total amount such shares issued or issuable to the Executive upon full vesting and exercise of his Company stock options to equal 5.15% of the Company’s fully-diluted common stock (excluding the effects of any conversion of the (i) debt issued at the Initial Financing, (ii) the investor convertible subordinated debt issued in January 2014 or (iii) any other convertible debt that is issued prior to the thirty-six (36) month anniversary of the Effective Date) when taking into account the Initial Grant and this Additional Grant, provided that the Executive remains continuously and actively employed with the Company through the date that the Additional Grant is made. The Additional Grant shall have a per share exercise price equal to the fair market value of the Company’s common stock (as determined by the Board pursuant to the Plan) at the time of grant and be subject to the same vesting conditions as applicable to the Initial Grant. Notwithstanding the foregoing, the Additional Grant shall not be augmented by or apply to any portion of the Additional Financing in excess of Twenty Five Million Dollars ($25,000,000), provided, however, that such limitation shall not affect the increase in the Additional Grant to Executive in connection with the conversion of the convertible debt issued in the Initial Financing. For the avoidance of doubt, (i) a conversion of the convertible

Executive’s Initials & Date

subordinated debt issued in the Initial Financing into preferred or common stock, (ii) a conversion of the convertible subordinated debt issued by the Company in January 2014 into preferred or common stock, or (iii) the conversion, of any other convertible debt that is issued prior to the thirty-six (36) month anniversary of the Effective Date, in each such instance after such thirty-six (36) month period, shall be deemed to occur within such thirty-six (36) month period (prior to the Additional Financing) and will result in similar additional grants to the Executive at the time of such conversion(s), provided that the Executive remains continuously and actively employed with the Company through the date(s) that each actual additional grant is made.

4.6. Employee Benefits. The Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason. Without limiting the generality of the foregoing, the Executive will be eligible to participate in the Carve-Out Plan following its adoption by the Board.

4.7. Paid Time Off. The Executive will be eligible for four (4) weeks paid time off and national holidays in accordance with the Company’s policy, as may be amended from time to time.

4.8. Reimbursement of Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

Executive’s Initials & Date

4.9. D&O Coverage. The Company shall maintain directors and officers liability insurance coverage for Executive with coverage and limits which are reasonable and customary for an entity similarly-situated to the Company.

4.10. Indemnification. The Company acknowledges and agrees that Executive shall be indemnified and held harmless from and against any and all claims or liabilities, or threatened claims or liabilities, by reason of his employment as an employee, officer or director of the Company and its affiliates to the fullest extent permitted under applicable law, the Company’s corporate governance documents, including providing Executive with prompt advancement of reasonable fees, costs and expenses of counsel or other professionals of his choice incurred in respect thereof or pursuant to any applicable insurance policy maintained by the Company from time to time for its employees, officers and directors.

5. Termination; Severance. The Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice from the Board that his employment with the Company has been or will be terminated, (ii) on the a date not less than thirty-days following written notice from the Executive that he is resigning from the Company, (iii) on the date of his death or (iv) on the date of his Disability, as determined in accordance with Section 7.5. Upon cessation of his employment for any reason, unless otherwise consented to in writing by the Board, the Executive shall resign immediately from any and all officer, director and other positions he then holds with the Company and/or its Affiliates. Upon any cessation of his employment with the Company, the Executive will be entitled only to such compensation and benefits as described in this Section 5.

Executive’s Initials & Date

5.1. Termination without Cause or Resignation for Good Reason. If the Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by the Executive for Good Reason (as defined below), the Company shall:

5.1.1. pay to the Executive all accrued and unpaid Base Salary (at the annual rate then in effect) and vacation accrued through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices;

5.1.2. to the extent then unpaid, pay to the Executive the annual bonus (if any) with respect to the calendar year ended immediately prior to the cessation of the Executive’s employment, which such bonus shall be paid at the time such bonus would have otherwise been paid absent the Executive’s cessation of employment but in no event later than the last day of the year in which the Executive’s employment ceases;

5.1.3. pay to the Executive a pro-rated bonus for the calendar year in which such termination occurs, which proration shall be determined by multiplying (i) the quotient obtained by dividing (A) the number of days the Executive worked in the calendar year his employment with the Company ceases by (B) 365, and (ii) his Target Bonus, which such bonus shall be paid at the time such bonus would have otherwise been paid absent the Executive’s cessation of employment;

Executive’s Initials & Date

5.1.4. pay to the Executive monthly severance payments equal to one-twelfth of the Executive’s then current Base Salary for a period (the “Severance Period”) equal to: (i) twelve (12) months, if such termination of employment occurs on or prior to the second 2nd anniversary of the Effective Date, or (ii) eighteen (18) months, if such termination of employment occurs after the second 2nd anniversary of the Effective Date;

5.1.5. if the Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse the Executive the applicable premium otherwise payable for such COBRA continuation coverage for the Severance Period; and

5.1.6. cause any then vested stock options held by the Executive as of immediately prior to the effective date of such termination of employment to remain exercisable until the earlier to occur of (i) the first (1st) anniversary of the effective date of such termination of employment or (ii) the expiration date of the stock option.

Except as otherwise provided in this Section 5.1, and, if applicable, Section 4.4.1 (Change In Control Bonus) and the Carve Out Plan, all compensation and benefits will cease at the time of the Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained

Executive’s Initials & Date

by the Company. Notwithstanding any provision of this Agreement, except Section 4.4.1 and the Carve Out Plan, if applicable, the payments and benefits described in Section 5.1.2 through Section 5.1.6 are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a severance agreement that includes a mutual general release and waiver of claims by each party against the other and a mutual non-disparagement provision substantially in a form reasonably acceptable to the Company (the “Release”); and (b) the Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement (as defined below). Subject to Section 5.4, below, the benefits described in Sections 5.1.4 and 5.1.5 will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2. Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Section 5.1 above (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Executive without Good Reason, (c) termination as a result of the Executive’s Disability, or (d) the Executive’s death, then the Company’s obligation to the Executive will be limited solely to (A) the payment of accrued and unpaid Base Salary (at the annual rate then in effect) and vacation through the date of such cessation of employment and (B) if the termination is as a result of the Executive’s Disability or death, and the bonus payments provided for in Sections 5.1.2 and 5.1.3.. All compensation and benefits will cease at the time of such cessation of employment and, except as

Executive’s Initials & Date

otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.3. No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to and benefits provided to him under any of the provisions of this Section 5 and, such amounts and benefits shall not be reduced whether or not he obtains other employment.

5.4. Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 5.1.2 through Section 5.1.6 hereof will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent

Executive’s Initials & Date

the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

6. Restrictive Covenants. The Executive acknowledges and agrees to abide by the terms of, and agrees that his employment by the Company is contingent upon his valid and binding execution of the Confidentiality, Non-Competition and Inventions Assignment Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). The Executive acknowledges that the terms of the Restrictive Covenant Agreement shall continue to remain in full-force and effect following the cessation of the Executive’s employment with the Company for any reason. If the Executive does not execute the Restrictive Covenant Agreement on or before the fifth (5th) calendar day following the date of this Agreement, the Company’s obligations under this Agreement shall be null and void ab initio.

7. Certain Definitions. For purposes of this Agreement:

7.1. “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

7.2. “Cause” means (i) indictment, conviction, or the entry of a plea of guilty or no contest to, (A) a felony or (B) a misdemeanor (other than a DUI or similar crime) involving

Executive’s Initials & Date

moral turpitude, or that causes material damage to the Company’s public image or reputation, or causes material harm to the Company’s operations or financial performance, (ii) gross negligence or willful misconduct with respect to his duties and responsibilities to the Company, including, without limitation, commission of any act of proven fraud, embezzlement, or theft in the course of his employment, after a reasonable and good faith investigation by the Board; (iii) alcohol abuse or illegal use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription) in the event the Company has reasonable grounds for suspecting that he is under the influence of illegal drugs or alcohol while at work and his ability to perform his duties and responsibilities has been materially impaired; (iv) willful refusal or failure to perform any specific material lawful direction received by the Board (other than due to a physical or mental illness or Disability), which failure or refusal is not cured within 30 days after delivery of written notice from the Company thereof; (v) the failure to timely execute the Restrictive Covenant Agreement in a manner consistent with Section 6; (vi) willful and material breach of any written agreement with or duty owed to the Company (including this Agreement or any breach of the Restrictive Covenant Agreement); or (vii) the Company determines that the Executive intentionally omitted any requested information or falsified any disclosed information either in the Executive’s resume or during the Executive’s interview process with the Company.

7.3. “Code” means the Internal Revenue Code of 1986, as amended.

7.4. “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Executive’s Initials & Date

7.5. “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform his duties under this Agreement due to a mental or physical condition (other than alcohol or substance abuse) that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period, as determined by an independent physician reasonably satisfactory to the Executive and the Company whose fees shall be paid by the Company. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

7.6. “Fully-Diluted Common Stock” means as of the date of measurement, the sum of (a) all outstanding shares of the Company’s common stock; (b) all outstanding shares of the Company’s preferred stock (if any) on an as-converted to common stock basis; and (c) all shares of common stock issuable pursuant to exercise or conversion of all outstanding options, warrants or convertible securities, including all shares of common stock reserved for grant pursuant to any stock option plans.

7.7. “Good Reason” means any of the following, without the Executive’s prior consent: (a) a material adverse change of the Executive’s position with the Company that reduces his title, level of authority, duties and/or responsibilities from those in effect immediately prior to

Executive’s Initials & Date

the reduction; (b) a reduction in Base Salary or Target Bonus; (c) any failure to provide that the Executive is eligible to participate in the Company benefit plans on a basis that is: (i) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company or (ii) granted to the Executive by this Agreement; (d) a relocation of the Executive’s principal worksite of more than 35 miles unless such relocation reduces the Executive’s commute to such worksite; or (e) any material breach of this Agreement by the Company. However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns his employment within 30 days following the expiration of that cure period.

7.8. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

8. Miscellaneous.

8.1. Cooperation. The Executive further agrees that, subject to prompt reimbursement of his reasonable expenses, including reasonable attorneys’ fees for counsel of his choice if reasonably necessary to protect his interests, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner

Executive’s Initials & Date

on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for the Executive’s cooperation under this paragraph so as not to interfere with the Executive’s other personal and professional commitments. This Section 8.1 shall not be considered a waiver of Executive’s right to refuse to provide testimony or information or assistance based on “Fifth Amendment” grounds.

8.2. Section 409A.

8.2.1. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.2.2. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

Executive’s Initials & Date

8.3. Section 280G.

8.3.1. Notwithstanding any other provision of this Agreement, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations), such payments and benefits will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company or its Affiliates by reason of Section 280G of the Code. If a reduction to the payments or benefits otherwise payable under this Agreement is required pursuant to this Section 8.3, such reduction shall occur to the payments or benefits in the order that results in the greatest economic present value of all payments actually made to the Executive.

8.3.2. Notwithstanding the foregoing and provided that no securities of the Company, any member of its affiliated group (within the meaning of Section 1504 of the Code) and any entity possessing a direct or indirect ownership interest in the Company which interest constitutes more than 1/3 of such entity’s gross fair market value (as described in Treasury Regulation Section 1.280G-1, Q&A 6) are then publicly traded, to the extent that any payments and/or benefits provided to the Executive from the Company or any of its subsidiaries, Affiliates or related entities, will constitute an “excess parachute payment” (as that term is

Executive’s Initials & Date

defined in Section 280G(b)(1) of the Code and related regulations) without regard to the application of Section 8.3.1, the Company agrees to submit such payments and/or benefits for approval by the holders of more than 75% of the voting power of the outstanding equity securities of the Company in a manner intended to comply with Section 280G(b)(5)(B) of the Code and regulations thereunder. The Executive acknowledges that to the extent any such payment and/or benefits are submitted to the Company’s equity holders for approval pursuant to the preceding sentence, the Company’s equity holders have no obligation to approve such payments and/or benefits (or portions thereof) and that if such approval is not timely obtained in a manner that satisfies Section 280G(b)(5)(B) of the Code and regulations thereunder, such payments or benefits (to the extent necessary to avoid the Company’s loss of deduction pursuant to Section 280G of the Code) will be reduced in accordance with Section 8.3.1 hereof.

8.4. Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.

8.5. Dispute Resolution.

8.5.1. Mediation. Prior to instituting any arbitration as provided in Section 8.5.2, the parties shall meet in good faith and attempt to resolve any dispute arising from or relating to this Agreement, the Restrictive Covenant Agreement, the Carve-Out Plan, the Plan

Executive’s Initials & Date

or the employment relationship through non-binding mediation. One (1) individual who is mutually acceptable to the parties shall be appointed as mediator, provided that the mediator shall be experienced in mediation of employment contract disputes. The mediator’s fees and costs, as well as the costs of holding and conducting the mediation, shall be divided equally between the parties. Each party shall pay its portion of the anticipated fees and costs at least ten (10) business days in advance of the mediation. Each party shall pay its own attorney fees, costs, and individual expenses associated with conducting and attending the mediation. Mediation shall be held in Wilmington, Delaware and shall last no more than two (2) business days.

8.5.2. Arbitration. If mediation is unsuccessful, any controversy or claim arising out of or relating to the Agreement, the Restrictive Covenant Agreement, the Carve-Out Plan, the Plan or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association under its then Expedited Procedures of Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Executive waives all rights to trial by jury or by any court. Claims made and remedies sought as part of a class action, private attorney general or other representative action (hereafter all included in the term “class action”) are subject to arbitration on an individual basis, not on a class or representative basis. No class actions, joinder or consolidation of any claim with a claim of any other person or entity shall be allowable in arbitration, without the written consent of both the Executive and the Company.

THE EXECUTIVE WAIVES ALL RIGHTS TO TRIAL BY JURY OR BY ANY COURT. IF THE EXECUTIVE FILES A CLAIM OR COUNTERCLAIM AGAINST THE COMPANY, HE MAY ONLY DO SO ON AN INDIVIDUAL BASIS AND NOT WITH ANY OTHER EMPLOYEE OR AS PART OF A CLASS OR CONSOLIDATED ACTION.

Executive’s Initials & Date

All arbitration proceedings shall be held in Wilmington, Delaware, unless the laws of the state in which the Executive resides expressly require the application of its laws, in which case the arbitration shall be held in the capital of that state. There shall be one (1) arbitrator, an attorney at law, who shall have expertise in business law with a strong preference being an attorney knowledgeable in the medical device business, selected from the panel which the American Arbitration Association provides. In deciding any dispute, the arbitrator shall be required to (i) apply the terms and conditions of this Agreement to such dispute; (ii) set forth in writing the award and a summary of those facts considered by the arbitrator to be material to the decision; and (iii) allocate in the arbitrator’s discretion, between the parties, all costs of the arbitration, including facility fees and the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness fees of the Parties. The decision of the arbitrator shall be final and binding on the parties and may, if necessary, be reduced to a judgment in any court of competent jurisdiction. This agreement to arbitration shall survive any termination or expiration of the Agreement.

8.6. Successors and Assigns. The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. For avoidance of doubt, a termination of the Executive’s employment by the Company in connection with a permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as the assignee offers employment to the Executive on the terms herein specified (without regard to whether the Executive accepts employment with the assignee). The duties of the Executive hereunder are personal to Executive and may not be assigned by him.

Executive’s Initials & Date

8.7. Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.

8.8. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

8.9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.10. Survival. This Agreement will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

8.11. Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight

Executive’s Initials & Date

U.S. express mail, return receipt requested or (c) sent by telecopier. Any notice or communication to the Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Board Chairman. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

8.12. Legal Expenses. Upon presentment to the Company within ninety (90) days following the Effective Date of evidence of payment (in a form reasonably acceptable to the Company), the Company shall promptly reimburse the Executive up to a maximum of $15,000 for reasonable expenses he incurred in connection with the process of becoming employed with the Company hereunder.

8.13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter, including, without limitation, the employment agreement term sheet dated [●], 2014 entered into by the Executive and the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.14. Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

Executive’s Initials & Date

8.15. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

8.16. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

8.17 Conflict With Other Agreements. If any of the definitional provisions of the Carve Out Plan, the Plan, or the Restrictive Covenant Agreement conflict with the provisions of this Agreement, the definitional provisions of this Agreement shall govern and prevail.

[signature page follows]

Executive’s Initials & Date

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case as of the date first above written.

NEURONETICS, INC.
By:	/s/ Kevin Bitterman
Name: Kevin Bitterman
Title:
CHRISTOPHER THATCHER
/s/ Christopher Thatcher

Executive’s Initials & Date

SCHEDULE A

(a) Executive shall serve as Chief Executive Officer of the Company and shall, subject to the direction of the Board of Directors of the Company (the “Board”), have such powers and perform such duties as are customarily performed by the Chief Executive Officer of a similarly situated company including, but not limited to:

(i) Developing annual budgetary, clinical, regulatory and business strategies of the Company and managing their implementation;

(ii) Overseeing corporate hiring and supervising the performance of management, including the authority to hire, establish or modify salaries and bonuses after review of an annual compensation policy with the Board, and terminate the employment of all Company employees;

(iii) Maintaining active communication with Board;

(iv) Developing and maintaining relationships with key investor base, collaboration and development partners, customers, potential customers, media, analysts and the general public on behalf of the Company;

(v) Enhancing corporate visibility through active participation in investor meetings and industry conferences;

(vi) Identifying and assessing new business and product opportunities;

(vii) Managing and leading corporate financing activities, public relations and the Company’s intellectual property portfolio; and

(viii) Election as a member of the Board.

Executive’s Initials & Date

EXHIBIT A

FORM OF RESTRICTIVE COVENANT AGREEMENT